Exhibit 99.1

NEWS

For immediate release

Contact:	Richard J. Poulton
Vice President, Chief Financial Officer
(630) 227-2075
E-mail address: rpoulton@aarcorp.com
Web address: www.aarcorp.com

AAR REPORTS RECORD FIRST QUARTER RESULTS

•	Record first quarter sales of $360 million, up 18% over prior year’s quarter
•	$0.45 diluted earnings per share from continuing operations, an increase of 25% over prior year’s quarter
•	32% increase in Defense sales; Defense business now represents 40% of total sales

WOOD DALE, ILLINOIS (September 16, 2008) — AAR (NYSE: AIR) today reported fiscal 2009 first quarter net sales of $359.9 million and income from continuing operations of $18.7 million, or $0.45 per diluted share.  Sales grew 18% from $306.0 million in last year’s first quarter, and income from continuing operations increased 23% from $15.3 million in the prior year. Sales to defense customers increased 32% and sales to commercial customers increased 10%, year over year. Excluding the Aircraft Sales and Leasing segment, sales growth to commercial customers was 23%.

The 32% growth in sales to defense customers was attributable to strong performance at the Company’s mobility business, strength in performance-based logistics programs and the impact of the acquisition of SUMMA Technology. The 10% increase in sales to commercial customers was driven by strength in aftermarket parts sales and increased MRO activity.

“We had a strong first quarter marked by continued growth in revenue, operating income and earnings despite volatility in certain parts of our operating environment,” said David P. Storch, Chairman and Chief Executive Officer of AAR CORP.  “The results were driven by market share gains and margin expansion in our Aviation Supply Chain, MRO and Structures and Systems segments.”

Following are the highlights for each segment.

Aviation Supply Chain - Sales grew 8% to $153.5 million for the first quarter and gross profit increased 11% to $35.4 million, resulting in a gross profit margin of 23.1% compared to 22.4%

One AAR Place • 1100 N. Wood Dale Road • Wood Dale, Illinois 60191 USA • 1-630-227-2000 Fax 1-630-227-2101

last year. Results in this segment were driven by strong aftermarket parts sales to commercial and defense customers and strength in performance-based logistics programs.

Maintenance, Repair and Overhaul — Sales grew 38% to $86.3 million for the first quarter and gross profit increased 59% to $12.8 million, resulting in a gross profit margin of 14.8% compared to 12.8% last year. The sales growth reflects the impact of the acquisition of Avborne Heavy Maintenance and continued strength at the Company’s landing gear business. Sales were also higher year-over-year at the Company’s Indianapolis and Oklahoma City airframe maintenance centers.

Structures and Systems — Sales grew 53% to $116.8 million for the first quarter and gross profit increased 91% to $17.5 million, resulting in a gross profit margin of 14.9% compared to 11.9% in the prior year. Sales were positively impacted by organic growth from our mobility, composite structures and cargo systems businesses and the impact of the acquisition of SUMMA Technology. The Company recorded its first shipments from its recently opened composites center in Sacramento, California.

Aircraft Sales and Leasing — During the first quarter the Company had no aircraft sales and as a result, sales in the Aircraft Sales and Leasing segment declined $20.8 million and gross profit and earnings from aircraft joint ventures declined $5.5 million from the prior year. The Company’s aircraft position remained unchanged at 37 aircraft, with 29 aircraft held in joint ventures and eight aircraft held in the Company’s wholly-owned portfolio.

The Company’s consolidated operating margin remained unchanged at 8.8% and the consolidated gross profit margin increased to 18.7% for the first quarter compared to 18.5% last year. Selling, general and administrative expenses increased as a percentage of sales to 10.2% compared to 10.0% last year as a result of an increase in the allowance for doubtful accounts of $1.0 million and severance expense of $0.4 million. Together, these two items unfavorably impacted the operating margin and SG&A as a percent of sales by 40 basis points.

During the first quarter, the Company retired $12 million of its 1.75% convertible notes for approximately $10.9 million. As a result of this transaction, the number of shares outstanding used to calculate diluted earnings per share was reduced by 408,000 shares. Net interest expense increased $0.6 million year-over-year.  The effective income tax rate increased slightly to 34.5% during the first quarter from 34.1% a year ago.

“Looking ahead, we are encouraged by the momentum, deal flow and opportunity in our Aviation Supply Chain, MRO and Structures and Systems segments, which are supported by an increase in our backlog to approximately $500 million at August 31, from $465 million at May 31 and $310 million at August 31, 2007. In addition, we have a contract to sell two aircraft owned in our joint venture portfolio in the second quarter,” said Storch. “Based on demand fundamentals, we are selectively investing in assets and capacity to drive sales growth and further strengthen our competitive position.”

AAR is a leading provider of products and value-added services to the worldwide aerospace and defense industry.  With facilities and sales locations around the world, AAR uses its close-to-the-customer business model to serve aviation and defense customers through four operating segments: Aviation Supply Chain; Maintenance, Repair and Overhaul; Structures and Systems and Aircraft Sales and Leasing. More information can be found at www.aarcorp.com.

AAR will hold its quarterly conference call at 7:30 a.m. CDT on September 17, 2008. The conference call can be accessed by calling 866-219-5894 from inside the U.S. or 703-639-1125 from outside the U.S.  A replay of the call will be available by calling 888-266-2081 from inside the U.S. or 703-925-2533 from outside the U.S. (access code 1282481) from 10:30 a.m. CDT on September 17, 2008 until 11:59 p.m. CDT on September 24, 2008.

# # #

This press release contains certain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on beliefs of Company management, as well as assumptions and estimates based on information currently available to the Company, and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated, including those factors discussed under Item 1A, entitled “Risk Factors”, included in the Company’s May 31, 2008 Form 10-K. Should one or more of these risks or uncertainties materialize adversely, or should underlying assumptions or estimates prove incorrect, actual results may vary materially from those described.  These events and uncertainties are difficult or impossible to predict accurately and many are beyond the Company’s control.  The Company assumes no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. For additional information, see the comments included in AAR’s filings with the Securities and Exchange Commission.

AAR CORP. and Subsidiaries

Consolidated Statements of Operations (In thousands except per share data)	Three Months Ended August 31,
	2008	2007
	(Unaudited)
Sales	$359,904	$305,960
Cost and Expenses:
Cost of sales	292,766	249,420
Selling, general and administrative	36,798	30,662

Earnings from joint ventures	1,448	1,020

Operating income	31,788	26,898

Gain on extinguishment of debt	1,110	—

Interest expense	4,673	4,338
Interest income	366	583

Income from continuing operations before income taxes	28,591	23,143

Income tax expense	9,860	7,888

Income from continuing operations	18,731	15,255

Discontinued Operations:
Operating loss, net of tax	(331)	(102)

Net income	$18,400	$15,153

Share Data:

Earnings per share - Basic:
Earnings from continuing operations	$0.49	$0.41
Loss from discontinued operations	(0.01)	—
Earnings per share — Basic	$0.48	$0.41

Earnings per share — Diluted:
Earnings from continuing operations	$0.45	$0.36
Loss from discontinued operations	(0.01)	—
Earnings per share — Diluted	$0.44	$0.36

Average shares outstanding — Basic	38,074	36,836
Average shares outstanding — Diluted	42,849	43,789

Consolidated Balance Sheet Highlights (In thousands except per share data)	August 31, 2008	May 31, 2008
	(Unaudited)	(Derived from audited financial statements)
Cash and cash equivalents	$75,988	$109,391
Current assets	763,710	783,431
Current liabilities (excluding debt accounts)	180,406	195,505
Net property, plant and equipment	148,844	146,435
Total assets	1,350,762	1,362,010
Total recourse debt	467,820	479,544
Total non-recourse obligations	49,994	51,368
Stockholders’ equity	602,943	585,255
Book value per share	$15.56	$15.09
Shares outstanding	38,745	38,773

Sales By Business Segment (In thousands - unaudited)	Three Months Ended August 31,
	2008	2007
Aviation Supply Chain	$153,514	$142,708
Maintenance, Repair & Overhaul	86,310	62,647
Structures and Systems	116,769	76,498
Aircraft Sales and Leasing	3,311	24,107
	$359,904	$305,960

Gross Profit By Business Segment (In thousands - unaudited)	Three Months Ended August 31,
	2008	2007
Aviation Supply Chain	$35,397	$31,964
Maintenance, Repair & Overhaul	12,753	8,040
Structures and Systems	17,454	9,121
Aircraft Sales and Leasing	1,534	7,415
	$67,138	$56,540

Diluted Earnings Per Share Calculation — Earnings from Continuing Operations	Three Months Ended August 31,
(In thousands except per share data)	2008	2007
	(Unaudited)
Income from continuing operations as reported	$18,731	$15,255
Add: After-tax interest on convertible debt	383	491
Income from continuing operations for diluted EPS calculation	$19,114	$15,746

Diluted shares outstanding	42,849	43,789

Diluted earnings per share from continuing operations	$0.45	$0.36